Exhibit 5.1

[FORM OF LEGALITY OPINION OF ISSUER’S COUNSEL]

__________ ___, 2013

Diversified Restaurant Holdings, Inc.
27680 Franklin Road
Southfield, MI 48034
Attn: Board of Directors

Gentlemen:

We have acted as counsel to Diversified Restaurant Holdings, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1, File No.          (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the issuance and sale of up to            shares of common stock, par value $0.0001 per share (the “Shares”), which includes            shares subject to the underwriter’s over-allotment option, as described in the Registration Statement.

In connection with the opinion expressed herein, we have examined such documents, records, and matters of law as we have deemed relevant or necessary for purposes of such opinion.  As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.  We have assumed the authenticity of all documents presented to us as originals, the conformity to the originals of all photocopies which have been presented to us, and the authenticity of the originals of such latter documents.

Based upon the foregoing and subject to the further assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that the Shares have been authorized by all necessary corporate action of the Company and, when the price at which the Shares will be sold has been approved by the Board of Directors of the Company and when the Shares have been duly issued and delivered against payment therefor in accordance with the terms of the definitive underwriting agreement, the Shares will be validly issued, fully paid and non-assessable.

Our opinion is limited solely to the matters set forth herein.  The law covered by the opinion expressed herein is limited to the general corporation laws of the State of Nevada.  As used herein, the term “general corporation laws of the State of Nevada” includes the statutory provisions contained therein and all applicable provisions of the Nevada Constitution and judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares under the Securities Act and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  By giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.  This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,